Morgan Stanley Dean Witter Closed End Funds
Rule 10f-3 Transactions (Purchase of Securities From an Underwriting Syndicate in which an Affiliate is a Member)
For the Period of May 1, 1999 through June 30, 1999



Portfolio (Buyer)

MSDW ASIA PACIFIC FUND, INC.




MSDW EMERGING MARKETS FUND, INC.





MSDW EMERGING MARKETS DEBT FUND, INC.



MS GLOBAL OPPORTUNITY BOND FUND, INC.



LATIN AMERICAN DISCOVERY FUND, INC.




* All transactions were completed in accordance with Rule 10f-3 and Board-approved Rule 10f-3 procedures.

  Date of
  Offering        Security


  03/26/99   Korea Electric Power
  05/25/99   Korea Telecom ADR



  03/26/99   Korea Electric Power
  05/25/99   Korea Telecom ADR
  06/07/99   Amdocs Ltd.



  01/07/99   Philippines Republic Global Bond, 9.875%, Due 01/15/19



  01/07/99   Philippines Republic Global Bond, 9.875%, Due 01/15/19



  05/25/99   Star Media
  06/29/99   Seminis


                 Price Per        Total
   Shares          Share          Value


                         $12.00  $5,958,000
                         $27.56  $6,088,004



                         $12.00  $2,600,160
                         $27.56  $5,123,404
                         $22.44  $1,263,231



                         $98.32  $2,113,837



                         $98.32    $245,795



                         $15.00    $424,650
                         $15.00  $1,039,500


% of OfferingUnderwriter or DeaTotal Units
  Purchased  from Whom Purchase  Offered


       0.791%    ING Baring              62,800,000
       0.245%Daewoo Securities           90,191,012



       0.345%    ING Baring              62,800,000
       0.206%Daewoo Securities           90,191,012
       0.282%  Goldman Sachs             20,000,000



       0.043%   J.P. Morgan         5,000,000,000



       0.005%   J.P. Morgan         5,000,000,000



       0.352%  Goldman Sachs               8,050,000
       0.504%  Goldman Sachs             13,750,000